Exhibit 10.14

AMENDED AND RESTATED CONSULTING AGREEMENT

FOR NON-EXECUTIVE CHAIRMAN

This Amended and Restated Consulting Agreement (this “Agreement”), effective as of June 21, 2024 (“Effective Date”), is entered into by and between Elevai Labs Inc., a Delaware corporation fka Reactive Medical Labs, Inc. (“Company”), and NorthStrive Companies Inc., a California corporation (“Consultant”).

Recitals

A. Whereas, Company and BWL Investments Ltd, a British Columbia corporation (or its predecessors in interest) entered into that certain Consulting Agreement, dated July 3, 2020, as amended (collectively, the “Original Agreement”);

B. Whereas, Consultant received an assignment of the Original Agreement effective on or after December 19, 2022; and

C. Whereas, the parties amended and restate the Original Agreement, in its entirety on May 1, 2023 (the “Amended Agreement”).

D. Whereas, the parties mutually wish to amend and restate the Amended Agreement, in its entirety, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

Agreement

1. Consulting Relationship. During the term of this Agreement, Consultant will perform the consulting services as described on Exhibit A (the “Services”). Consultant shall perform the Services in a diligent and professional matter, and in compliance with all applicable laws and regulations.

(a)

(a) Non-executive Chairman. The Consultant agrees to designate Braeden Lichti, chief executive officer of the Consultant, to perform those Services as Non-executive Chairman in an assignment agreement pursuant to that assignment agreement dated June 21, 2024, by and between the Company, the Consultant and Mr. Lichti.

2. Fees. As consideration for the Services performed by Consultant and other obligations, Company shall pay Consultant the amounts specified in Exhibit B at the times specified therein.

3. Expenses. Consultant will be responsible for all expenses incurred while performing the Services unless Consultant receives the prior written approval of the Company to reimburse a particular expense. Without limiting the right of Company to deny approval, as a condition to receipt of reimbursement, Consultant shall be required to submit to Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

4. Termination and Resignation; Severance.

a. Your services as the Advisor may be terminated for any or no reason by the determination of the Board of the Company. You may also terminate your services as Advisor for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

b. If your services as Advisor are terminated by the Board, then the Company and provided that you sign (and do not revoke) a full separation agreement and release of claims (“Separation Agreement”) in a form satisfactory to the Company and you which becomes irrevocable no later than sixty (60) days following your termination of employment and you remain in full compliance with such Separation Agreement, then the Company will pay you an amount equal to three (3) months of your Annual Base Advisor Fee as severance, payable in a lump sum within sixty (60) days of the date your release of claims under the Termination Agreement becomes irrevocable. In addition, all unvested Stock Options shall accelerate and vest in full at the time of your termination. For purposes of clarification, no severance shall be due if your service on the Board is terminated by the shareholders of the Company or if the Board terminates you with Cause.

c. As used in this Agreement, Cause means any: (a) willful failure by you to perform your duties and responsibilities to the Company after written notice thereof and a failure to remedy such failure within ten (10) days of such notice; (b) commission by you of any act of fraud, embezzlement, or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company; (c) unauthorized use or disclosure by you of any confidential information of the Company or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company; (d) abuse of alcohol or drugs; or (e) breach by you of any of your obligations under this Agreement or any other written agreement with the Company after written notice thereof and, if capable of being remedied, a failure to remedy such breach within ten (10) days of such notice.

5. Independent Contractor. Consultant’s relationship with Company will be that of an independent contractor and not that of an employee or agent. Unless authorized by the Company in writing in advance, Consultant shall provide its own office space, equipment, and supplies necessary to perform the Services.

6. Provision of Services. Consultant is responsible for determining the method, details and means of performing the Services.

(a) No Authority to Bind Company. Neither Consultant nor any of its personnel has the authority to enter into any contract that binds Company or creates any obligations on the part of Company.

(b) No Benefits. Neither Consultant nor any of its personnel is eligible for any Company employee benefits. Further, to the extent Consultant or any of its personnel otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant on behalf of itself and its personnel hereby expressly declines to participate in such Company employee benefits.

(c) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self- employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

7. Services for Competitors. During term of this Agreement, Consultant shall not, directly or indirectly (a) perform any services which are the same or substantially similar to the Services, (b) participate in whether as an employee, contractor, consultant, officer or director or (c) have any ownership interest in or otherwise assist in the financing, operation, management or control of, any person or entity that designs, manufactures, markets, offers, sells and/or distributes any produces or service which competes with, or is a substitute for, any of the products or services being offered for sale by Company. Notwithstanding the foregoing, Consultant retains the right to invest in or have an interest in any competitive entity whose equity securities are traded on any public market, provided that said interest does not exceed one percent (1%) of the voting control of said entity.

8. Confidential Information and Invention Assignment Agreement. Consultant shall sign, or has signed, the Confidentiality Agreement, which shall be effective as of the Effective Date. Consultant shall ensure that each of its personnel performing the Services on behalf of Consultant shall have entered into confidentiality agreement with Consultant obligating such personnel to abide by the provisions of this Agreement.

9. Representations and Warranties. Consultant represents and warrants that:

(a) Neither Consultant nor any of its personnel is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant’s performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant is in the business of performing services similar to the Services for third parties. Consultant has all rights, licenses and permissions required for it to perform the Services and receive the compensation hereunder.

(b) Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to Company or uses in the course of performance of the Services, without liability to such third parties.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the principles of conflict of law provisions thereof.

(b) Entire Agreement; Other Agreements. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein. For the avoidance of doubt, this Agreement supersedes all prior or contemporaneous discussions, understandings and agreements (original or amended), whether oral or written, between them relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement amends and restates the Original Agreement and any amendments thereto, in its entirety, effective as of the Effective Date.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Consultant may not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of Company (for purposes of clarification, Company confirms its consent to the assignment referenced in Recital B). Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the respective successors, assigns, heirs, executors, administrators and legal representatives of the parties.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally, by overnight courier or sent by email, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Company’s books and records.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of both parties, and no ambiguity shall be construed in favor of or against either party.

(h) Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement but with an effective date as of the date first written above.

COMPANY:

ELEVAI LABS INC.

By:	/s/ Dr. Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Financial Officer
Address:	120 Newport Center Drive Suite 250, Newport Beach, CA 92660

CONSULTANT:

NORTHSTRIVE COMPANIES INC.

By:	/s/ Dr. Braeden Lichti
Name:	Braeden Lichti
Title:	Chief Executive Officer
Address:	1401 21st Street, Suite R Sacramento, CA 95811
Business Tax ID:	30-1245134

EXHIBIT A

DESCRIPTION OF SERVICES

EXHIBIT B

COMPENSATION

EXHIBIT C

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT